As filed with the Securities and Exchange Commission on May 7, 2019

Registration No. 333-_________

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

ChineseInvestors.com, Inc.

(Exact name of registrant as specified in its charter)

Indiana	35-2089868
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

227 West Valley Blvd., Suite 208A, San Gabriel, CA 91776

(Address of Principal Executive Offices)                  (Zip Code)

2019 Equity Incentive Plan

(Full title of the plan)

Wei Wang, Chief Executive Officer

ChineseInvestors.com, Inc.

Copies to:

Michael E. Shaff

Irvine Venture Law Firm, LLP

19900 MacArthur Blvd., Suite 530, Irvine, CA 92612

(Name and address of agent for service)

          (949) 660-7700

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common Stock, $0.001 par value	5,000,000	Upon award	unknown	$29.09
(1)	This registration statement also relates to such indeterminate number of additional shares as may be issuable pursuant to the anti-dilution provisions of the ChineseInvestors.com, Inc. 2019 Equity Incentive Plan in the event of any future stock split, stock dividend or similar adjustment of The Company’s outstanding common stock.
(2)	Pursuant to Rule 457(c) and (h), the registration fee has been calculated on the basis of the average of the opening (49.5¢) and closing (46.5¢) prices for the common stock on the Nasdaq OTC:QB Market on May 6, 2019.
(3)	The shares will be offered at market value, as in effect from time to time.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference.

The following documents of ChineseInvestors.com, Inc., an Indiana corporation (the "Company"), previously filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

1.	Annual Report on Form 10-K for the fiscal year ended May 31, 2018 as filed with the Commission on August 29, 2018, under Section 13(a) of the Securities Exchange Act of 1934;

2.	Quarterly Report on Form 10-Q for the quarter ended:

(i)       August 31, 2018 filed with the Commission on October 15, 2018;

(ii)      November 30, 2018, filed with the Commission on January 14, 2019;

(iii)     February 28, 2019, filed with the Commission on April 15, 2019

3.	Current Report on Form 8-K, filed with the Commission on April 17, 2019;

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934 (the "Exchange Act") prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into the prospectus and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

Our common stock is registered pursuant to Section 12 of the Exchange Act, and, therefore, the description of securities is omitted.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers

Our Bylaws provide that we will indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by law. We believe that indemnification under our Bylaws covers at least negligence and gross negligence by indemnified parties, and permits us to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification.

Provisions of our Bylaws require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from actions not taken in good faith or in a manner the indemnitee believed to be opposed to our best interests) to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified and to obtain directors' insurance if available on reasonable terms. To the extent that indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our Company as discussed in the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is therefore unenforceable. We believe that our Bylaw provisions are necessary to attract and retain qualified persons as directors and officers.

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Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See Exhibit Index appearing at sequentially numbered page 6.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price present no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Gabriel, State of California, on May 8, 2019.

CHINESEINVESTORS.COM, INC.

By: /s/ Wei Wang

Wei Wang

President and Chief Executive Officer,

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POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Wei Wang as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and any and all Registration Statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, in connection with or related to the Offering contemplated by this Registration Statement and its amendments, if any, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to said Registration Statement.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Wei Wang	President and Chief Executive Officer, Director	May 8, 2019
Wei Wang

/s/ Patrick Leung	Chief Financial Officer, Director	May 8, 2019
Patrick Leung

/s/ Keevin Gillespie	Director	May 8, 2019
Keevin Gillespie

/s/ Delray Wannemacher	Director	May 8, 2019
Delray Wannemacher

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EXHIBIT INDEX

Exhibit Number	Description	Sequential Page No.

4.17	ChineseInvestors.com, Inc. 2019 Equity Incentive Plan

4.18	Form of Grant Agreement

5.1	Opinion of Irvine Venture Law Firm, LLP.

23.1	BF Borgers CPA PC

23.2	Consent of Irvine Venture Law Firm, LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the Signature Page).

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